     As filed with the Securities and Exchange Commission on May 13, 1997

                                                           REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ____________________

                            YOUNG BROADCASTING INC.
            (Exact name of registrant as specified in its charter)

    DELAWARE                                                   13-3339681
 (State or other jurisdiction                               (I.R.S. Employer
 of incorporation or organization)                        Identification Number)

                             599 LEXINGTON AVENUE
                              NEW YORK, NY 10022
                   (Address of Principal Executive Offices)

                YOUNG BROADCASTING INC. 1995 STOCK OPTION PLAN
                      YOUNG BROADCASTING INC. 401(K) PLAN
                             (Full title of plans)

                               VINCENT J. YOUNG
                            YOUNG BROADCASTING INC.
                             599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10022
                    (Name and address of agent for service)


                                (212) 754-7070
         (Telephone number, including area code, of agent for service)


                                  Copies to:


                           Robert L. Winikoff, Esq.
                           Cooperman Levitt Winikoff
                             Lester & Newman, P.C.
                               800 Third Avenue
                           New York, New York 10022
                                (212) 688-7000

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
Title of securities     Amount to be   Proposed maximum     Proposed maximum    Amount of
to be registered        registered     offering price per   aggregate offering  registration fee
                                       share                price
--------------------------------------------------------------------------------------------------------------
Common Stock,          728,481               (2)              $20,960,077(2)          $6,351
$.001 par value        shares(1)
===============================================================================================================

(1) Includes (a) 500,000 shares reserved for issuance under the Young Broadcasting Inc. 1995 Stock Option Plan (the "Option Plan"), (b) 28,481 shares issued to the trustee under the Young Broadcasting Inc. 401(k) Plan (the "401(k) Plan") for the accounts of eligible employees and (c) 200,000 shares to be issued in the future to the trustee under the 401(k) Plan, as matching contributions as of the end of each calendar quarter to participating employees, based upon Registrant's estimate of the number of shares that will be issued as such in the near future pursuant to the 401(k) Plan. The number of shares listed includes the maximum number of shares presently issuable under the 401(k) Plan that are covered by this Registration Statement pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act"). Pursuant to Rule 416(a) under the Act, this Registration Statement also covers an indeterminate number of additional shares that may become issuable as a result of terminated, expired or surrendered options under the Option Plan, or as a result of anti-dilution adjustments deemed necessary or equitable by the Board of Directors of the Registrant upon stock splits, stock dividends or other similar changes in capitalization. 1,000,000 shares reserved for issuance under the Option Plan and 49,381 shares issued to the trustee under the 401(k) Plan (as involuntary contributions for the benefit of all employees eligible to contribute thereto) had previously been registered pursuant to the Prior Registration Statements (as defined below).
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Act, (a) with respect to shares issuable upon exercise of options granted under the Option Plan, based upon the exercise price thereof as provided under Rule 457(h)(1), and (b) with respect to the remaining shares under the Option Plan and the number of shares issuable under the 401(k) Plan that are covered by this Registration Statement, based upon the average of the high and low prices paid for a share of the Registrant's Class A Common Stock, $.001 par value, as reported by the Nasdaq National Market as of the close of business on May 7, 1997, as provided under Rule 457(c).

    Pursuant to Rule 429 under the Act, the Prospectus included herein also covers securities registered under Registration Statements No. 33-99678 and 333-10703 on Form S-8 (the "Prior Registration Statements"). In addition, pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

                                EXPLANATORY NOTE

    Pursuant to the Note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is not included in this Registration Statement.

                             PROSPECTUS FOR RESALES


   The material which follows constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of restricted securities acquired by selling security holders prior to filing of this Registration Statement, and of control securities acquired by affiliates of the Registrant pursuant to employee benefit plans of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

PROSPECTUS



                            YOUNG BROADCASTING INC.

                       1,741,974 SHARES OF COMMON STOCK

   This Prospectus relates to up to 1,741,974 shares of common stock, $.001 par value per share (the "Common Stock"), of Young Broadcasting Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Selling Stockholders may offer shares for sale on the Nasdaq National Market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the forms of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Method of Sale."

   The Company will not receive any of the proceeds from the sale of the shares of Common Stock covered by this Prospectus but will bear all expenses incurred in effecting the registration of such shares.

   The Common Stock is publicly traded on the Nasdaq National Market. On May 8, 1997, the last reported sales price of the Company's Class A Common Stock, as reported by the Nasdaq National Market, was $27 1/4 per share.

   The executive offices of the Company are located at 599 Lexington Avenue, New York, New York 10022; the telephone number is (212) 754-7070.

   SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.



                              -------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------



                  The date of this Prospectus is May 13, 1997

                                  RISK FACTORS

   In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

SUBSTANTIAL LEVERAGE

   The Company has consolidated indebtedness that is substantial in relation to its total stockholders' equity. The Company has significant cash interest expense relating to its indebtedness under its outstanding senior subordinated notes (the "Notes") and its senior credit facility (the "Senior Credit Facility"), and a significant amount of the Company's cash flow will be required for debt service.

   The degree to which the Company is leveraged could have important consequences to holders of Common Stock including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its debt; (iii) the agreements governing the Company's long-term debt contain certain restrictive financial and operating covenants which could limit the Company's ability to compete as well as its ability to expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. The ability of the Company to satisfy its debt obligations will be dependent on the future operating performance of the Company, which could be affected by changes in economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with the covenants and other provisions of its debt instruments could result in events of default under such instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

   If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the terms of the instruments relating to its long-term debt or to refinance all or a portion of its long-term debt. However, there can be no assurance that the Company will be able to successfully renegotiate such terms or refinance its indebtedness, or, if the Company were able to do so, that the terms available would be favorable to it. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company likely would have to consider various other options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under law.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

   The Indentures relating to the Notes (the "Indentures") restrict, among other things, the Company's and its subsidiaries' ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Senior Credit Facility contains other and more restrictive covenants and limits the Company's ability to prepay its indebtedness and make future acquisitions of additional television stations without the prior consent of the lenders. The

Senior Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Senior Credit Facility and/or the Indentures. In the event of an event of default under the Senior Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Credit Facility indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. Substantially all the assets of the Company and its subsidiaries have been pledged as security under the Senior Credit Facility.

RISKS OF ACQUISITIONS AND THE FAILURE TO INTEGRATE TELEVISION STATIONS

   As part of its business strategy, the Company will continue to evaluate opportunities to acquire new television stations. There can be no assurance that the Company will find attractive acquisition candidates or effectively manage the integration of acquired stations into its existing business. If the expected operating efficiencies from acquisitions do not materialize, if the Company fails to integrate new stations or recently acquired stations into its existing business, or if the costs of such integration exceed expectations, the Company's operating results and financial condition could be adversely affected. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could adversely affect the Company's operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

   The loss of the services of any of Vincent J. Young, the Company's Chairman, Ronald Kwasnick, the Company's President, and James A. Morgan, the Company's Executive Vice President, could have an adverse impact on the Company. The Company has an employment agreement with Mr. Morgan. Although Vincent Young and Adam Young together own substantially all of the shares of capital stock of Adam Young Inc., a national representation firm, Vincent Young devotes substantially all of his time and Adam Young devotes approximately 60% of his time to the business of the Company. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not carry key man life insurance on any such personnel.

NETWORK AFFILIATION; RELIANCE ON NETWORK PROGRAMMING; RELIANCE ON PROGRAMMING

   Six of the Company's twelve stations are affiliated with the ABC television network, four are affiliated with the CBS television network and one is affiliated with the NBC television network. The television viewership levels for the Company's stations other than KCAL (Los Angeles, California), the Company's sole independent television station, are materially dependent upon programming provided by these major networks and are particularly dependent upon programming provided by the ABC network. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future.

   Each of the Company's stations other than KCAL is a party to an affiliation agreement with one of the networks giving the station the right to rebroadcast programs transmitted by the network. The networks pay each affiliated station a fee for each hour of network programming broadcast by the stations in exchange for the networks' right to sell the majority of the commercial announcement time during such programming.

   As an independent station, KCAL purchases all of its programming, resulting in proportionally higher programming costs for the station. At the same time, KCAL retains its entire inventory of advertising and all of the revenue obtained therefrom. Furthermore, KCAL enters into barter arrangements whereby program distributors may receive advertising time in exchange for the programming they provide. There can be no assurance that the Company will not be exposed in the future to volatile or increased programming costs which may adversely affect the Company's operating results. Further, programs are usually purchased for broadcasting for two to three year periods, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their cost has been fully amortized, resulting in write-offs that increase station operating costs.

GOVERNMENT REGULATION

   The Company's television operations are subject to significant regulation by the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended. A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. In particular, the Company's business will be dependent upon its continuing to hold television broadcasting licenses from the FCC. Although FCC licenses generally have been issued for terms of five years, new legislation has recently been enacted which lengthens the normal term to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations.

   Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. The Company is unable to predict the impact which any such laws or regulations may have on its operations.

COMPETITION IN THE TELEVISION INDUSTRY; IMPROVEMENTS AND INNOVATIONS IN TECHNOLOGY; RISK OF NEW COMPETING NETWORKS

   The television broadcasting industry has become increasingly competitive in recent years with the growth of cable television, the Fox television network, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of VCRs and VCR movie rentals. These changes have fractionalized television viewing audiences, and this trend is likely to continue in the future. In addition, technological developments such as "direct broadcast satellite," "high definition" and "interactive" television may impose additional costs and competitive pressures on the Company. In addition, each of Time Warner, Inc. and Paramount Communications, Inc. (now merged into Viacom Inc.) has launched a new television network. The Company is unable to predict the effect, if any, that such networks will have on the future results of the Company's operations.

   In addition to competing with other media outlets for audience share, the Company's stations also compete for advertising revenues, which comprise the primary source of revenues for the Company's operating subsidiaries. The Company's stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems.

   The Company's television stations are located in highly competitive markets. Accordingly, the Company's results of operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of its competitors have or may, in the future, obtain greater resources than the Company, the Company's ability to compete successfully in its broadcasting markets may be impeded.

EFFECT OF NATIONAL AND LOCAL ECONOMIC CONDITIONS

   The television industry is cyclical in nature. Because the Company relies upon sales of advertising time at its stations for substantially all of its revenues, the Company's operating results are particularly susceptible to being affected by prevailing economic conditions at both the national and regional levels. KCAL individually represents a significant portion of the Company's revenues; the Company's operating results, therefore, are particularly susceptible to economic conditions in the Los Angeles market. The Company's revenues could be adversely affected by a future national recessionary environment and, due to the substantial portion of revenues derived from local advertisers, the Company's operating results in individual markets could be adversely affected by local or regional economic downturns.

VOTING RIGHTS; CONTROL BY CERTAIN STOCKHOLDERS; POSSIBLE ANTI-TAKEOVER EFFECT

   The Company's Common Stock has been divided into three classes with different voting rights which allow for the maintenance of control by management. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes except for certain significant transactions for which such shares are entitled to one vote per share, and shares of Class C Common Stock are not entitled to vote except in connection with any change to the Company's certificate of incorporation which would adversely affect the rights of holders of such Common Stock.

   Adam Young and Vincent Young together beneficially own shares of Class B Common Stock representing approximately 58% of the total voting power of the Company's Common Stock and, as a result, maintain control over the election of a majority of the Company's directors and, thus, over the operations and business of the Company as a whole. In addition, such stockholders have the ability to prevent certain types of material transactions, including a change of control of the Company.

   The disproportionate voting rights of the Class A Common Stock relative to the Class B Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal or a tender offer.

NO DIVIDENDS

   The Company has not and does not anticipate paying any dividends on shares of its Common Stock in the foreseeable future. In addition, under the Senior Credit Facility and the Indentures the Company is restricted in its ability to pay cash dividends on its Common Sto ck.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following SEC regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information can also be reviewed through the SEC's Electronic Data Gathering, Analysis, and Retrieval System which is publicly available through the SEC's Web site (http://www.sec.gov).

   The Company has filed Registration Statements with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock being offered. This Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits thereto. For further information, reference is made hereby to such Registration Statements and exhibits, which may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.


                     INFORMATION INCORPORATED BY REFERENCE

   The following documents which have been filed with the SEC pursuant to the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and (ii) the description of the Common Stock included in its Registration Statement under
Section 12 of the Exchange Act relating to the Common Stock, including any amendment or report filed for the purpose of updating that description. In addition, the Company hereby incorporates by reference into this Prospectus all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering contemplated hereby, which documents shall be deemed to be a part hereof from the date of filing such documents. The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Any such request should be directed to: Secretary, Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022 (telephone:
(212) 754-7070).

   Any statement contained in a document, all or a portion of which is incorporated by reference in this Prospectus, will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified will not be deemed a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed part of this Prospectus.

                              SELLING STOCKHOLDERS

   This Prospectus relates to possible sales by the following selling stockholders of the following number of shares issued or issuable under the following employee benefit plans of the Company:


                         Incentive Stock    1995 Stock     Written
Selling Stockholder       Grant Program   Option Plan(1)  Contracts  401(k) Plan
-----------------------  ---------------  --------------  ---------  -----------

Vincent J. Young              106,500         485,250
Ronald J. Kwasnick             14,555          64,000        73,840
James A. Morgan                12,070         187,125        42,600
Deborah A. McDermott           14,555          52,000
David Sankovitch                6,390          14,000
Robert M. Peterson             10,295          24,000
Thomas M. Best                  6,035          13,063
Stephen J. Baker                3,195           8,000
Ross P. Woodstock               5,680          17,500
Daniel R. Batchelor             5,680          15,000
Bruce Pfeiffer                  5,680          11,000
Michael A. Barras               5,680          15,000
Joseph R. Varholy               5,680          18,000
Bernard F. Curry                                2,400         1,000
Alfred J. Hickey, Jr.                           2,400         1,000
Leif Lomo                                       2,400         1,000
Michael S. Willner                              2,400         1,000
Robert W. Cordell               4,615
Harold Froelich                                              19,312
Trustee under the
   Young Broadcasting
   Inc. 401(k) Plan                                                       77,862
                               ------         -------       -------       ------
                              206,610         933,538       139,752       77,862

----------------

(1) Also covered by this Prospectus are 384,212 shares presently reserved for issuance under the Young Broadcasting Inc. 1995 Stock Option Plan pursuant to the grant of options from time to time to affiliates of the Company (as defined in Rule 405 under the Securities Act). The names of the people who may be Selling Stockholders from time to time with respect to such shares are not known by the Company at this time. The names of those people, along with the number of shares of Common Stock underlying such options, and the number of shares which may be sold, by each of those people from time to time, will be contained in supplements to this Prospectus, which may be filed with the Commission in accordance with Rule 424(b) under the Securities Act.

                                 METHOD OF SALE

   Sales may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq Stock Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The General Corporation Law of the State of Delaware authorizes Delaware corporations to eliminate or limit the personal liability of a director to the corporation or a stockholder for monetary damages for breach of certain fiduciary duties as a director, other than his duty of loyalty to the corporation and its stockholders, or for acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper benefits. The Company's Certificate of Incorporation includes a provision eliminating such personal liability. In addition, the Company has purchased a policy of directors and officers liability insurance, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                 LEGAL MATTERS

   Certain legal matters in connection with the offering of the Common Stock, including the legality of the Common Stock constituting an original issuance offered hereby, have been passed upon for the Company by Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to the Company.


                                    EXPERTS

   The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.
Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               TABLE OF CONTENTS
                                             Page
                                             ----

Risk Factors...............................  2

Available Information......................  7
Incorporation of Certain

  Documents by Reference...................  7      YOUNG BROADCASTING INC.

Selling Stockholders.......................  8

Method of Sale.............................  9            Prospectus

Indemnification of Directors and Officers..  9         1,741,974 Shares

Legal Matters..............................  9           Common Stock

Experts....................................  9

No dealer, salesperson or other person has been authorized to give any information or to make representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts set forth herein since the date hereof.

                                                         May 13, 1997

                                    PART II


Item 3.       Incorporation of Documents by Reference
              ---------------------------------------

    The following documents are incorporated in this Registration Statement by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and (ii) the description of the Common Stock included in its Registration Statement under Section 12 of the Exchange Act relating to the Common Stock, including any amendment or report filed for the purpose of updating that description. In addition, the Company hereby incorporates by reference into this Registration Statement all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the termination of the offering contemplated hereby, which documents shall be deemed to be a part hereof from the date of filing such documents. Any statements contained in a document all or a portion of which is incorporated by reference in this Registration Statement will be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified will not be deemed a part of this Registration Statement, except as so modified, and any statement so superseded will not be deemed part of this Registration Statement.


Item 4.     Description of Securities
            -------------------------

    Not Applicable


Item 5.     Interests of Named Experts and Counsel
            --------------------------------------

    Not Applicable


Item 6.     Indemnification of Directors and Officers
            -----------------------------------------

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Section 10 of the Company's Restated Certificate of Incorporation provides as follows:

    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Article V, Section 5 of the Company's Second Amended and Restated By-Laws provides as follows:

    The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.


Item 7.    Exemption from Registration Claimed
           -----------------------------------

     The following shares of Common Stock to be reoffered and resold pursuant to this Registration Statement are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act:

28,481 shares issued to the trustee under the Young Broadcasting Inc. 401(k) Plan for the accounts of participants.

   Such shares were issued without registration under the Securities Act pursuant to an exemption from registration afforded by Section 4(2) under the Securities Act or the rules and regulations of the Commission promulgated thereunder.


Item 8.     Exhibits
            --------

5.1 Form of Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. as to legality of the shares to be issued. Registrant hereby undertakes to submit the Young Broadcasting Inc. 401(k) Plan and any amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify such Plan under Section 401 of the Internal Revenue Code.

23.1 Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (Included in
     Exhibit 5.1)

23.2  Consent of Ernst & Young LLP

24.1  Power of Attorney (included on Page II-5 of this Registration Statement)


Item 9.     Undertakings
            ------------


  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of May, 1997.

                            YOUNG BROADCASTING INC.

                            By:  /s/ Vincent J. Young
                                 -----------------------------
                                 Vincent J. Young, Chairman


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Vincent J. Young and James A. Morgan as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Signatures                   Title                              Date
----------                   -----                              ----

/s/ Vincent J. Young         Chairman and Director              May 5, 1997
---------------------------  (principal executive officer)
Vincent J. Young

/s/ Ronald J. Kwasnick       President and Director             May 5, 1997
---------------------------
Ronald J. Kwasnick

/s/ Adam Young               Treasurer and Director             May 5, 1997
---------------------------
Adam Young

/s/ James A. Morgan          Executive Vice President           May 5, 1997
---------------------------  (principal financial officer
James A. Morgan              and principal accounting officer)


/s/ Bernard F. Curry         Director                           May 5, 1997
---------------------------
Bernard F. Curry

/s/ Alfred J. Hickey, Jr.    Director                           May 5, 1997
---------------------------
Alfred J. Hickey, Jr.

/s/ Leif Lomo                Director                           May 5, 1997
---------------------------
Leif Lomo

/s/ Michael S. Willner       Director                           May 5, 1997
---------------------------
Michael S. Willner

    Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of May, 1997.

                        YOUNG BROADCASTING INC. 401(K) PLAN

                        By:  Young Broadcasting Inc., Plan Administrator



                        By:  /s/ James A. Morgan
                             ---------------------------------------------------
                                 James A. Morgan, Executive Vice President

                                 EXHIBIT INDEX
                                 -------------


Exhibit    Description                                                               Page
-------    -----------                                                               ----
   5.1     Form of Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. as
           to the legality of the shares to be issued.

  23.1     Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (Included in
           Exhibit 5.1)

  23.2     Consent of Ernst & Young LLP

  24.1     Power of Attorney (included on Page II-5 of this Registration Statement)